Exhibit 10.1

Dated 27th day of September, 2023 WETRADE GROUP INC (THE VENDOR) and (THE PURCHASER) AGREEMENT for the sale and purchase of the entire issued share capital of WeTrade Information Technology Limited

SCHEDULE 1	DETAILS OF THE TARGET GROUP COMPANIES
SCHEDULE 2	WARRANTIES

APPENDIX A	UNAUDITED ACCOUNTS
APPENDIX B	LIST OF INTELLECTUAL PROPERTY RIGHTS

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THIS AGREEMENT is made the 27th day of September, 2023.

BETWEEN:

(A)	WETRADE GROUP INC, a company incorporated in the State of Wyoming with limited liability, whose shares are listed on the NASDAQ (stock symbol: WETG) and whose registered place of business in USA is located at 1621 Central Avenue, Cheyenne, Wyoming 82001 (the “Vendor”);

(B)	The purchaser, a company incorporated in the Hong Kong with limited liability, whose principal place of business in Hong Kong is located at Flat 1001 10/F, Carnival Commercial Building 18 Java Road, Hong Kong (the “Purchaser”).

RECITALS:

(1)	WETRADE INFORMATION TECHNOLOGY LIMITED (the “Target Company”) is a company incorporated under the laws of Hong Kong with limited liability with registration number of 2870053 and registered office at Room 18, BLK A, 7/F., Chiap King Industrial Building, 114 King Fuk Street, San Po Kong, Kowloon, Hong Kong. Details of each of the Target Company and its subsidiaries (collectively, the “Target Group”, and member(s) of the Target Group, a “Target Group Company” or “Target Group Companies”, where appropriate) are set out in Schedule 1.

(2)	YUESHANG INFORMATION TECHNOLOGY (BEIJING) LIMITED (referred to herein as “Yueshang Beijing”) was incorporated in China on November 13, 2019 and in the business of providing social e-commerce services, technical system support, and services. Yueshang Beijing is a wholly foreign owned entity in China and is 100% owned by WeTrade Technology.

(3)	The Vendor agrees to sell and the Purchaser agrees to purchase (or procure such subsidiary as it may designate to purchase) the Sale Shares (as hereinafter defined) on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, unless specifically provided otherwise or the context requires otherwise the following expressions have the following meanings:

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“Accounts” means the consolidated unaudited accounts of each of the Target Group comprising the consolidated unaudited balance sheet of the Target Group as at September 25, 2023 and the consolidated audited profit and loss account of the Target Group the period ended September 25, 2023, in each case including the notes thereto and together with the draft reports and other documents annexed to them, copies of which are initialled by the Vendor and the Purchaser and attached hereto as Appendix A for the purpose of identification (the “Unaudited Accounts”).

“Accounts Date” means in relation to the unaudited Accounts on September 25, 2023, (the “Unaudited Accounts Date”);

“Agreement” means this Agreement (including its Schedules and Appendices) as may be supplemented or amended from time to time;

“Amounts Due From/To Vendor Group” means any sum due and owing by any member of the Target Group to the Vendor Group and any sum due and owing by the Vendor Group to any member of the Target Group;

“Assets” means all assets, property and rights (including the benefit of any debt, mortgage or charge), which the Target Group owns including without limitation in particular the Inventories;

“Bank Loans” means loans or advances by, and/or indebtedness due and owing to, banks or authorised financial institutions or such other similar institutions whether in Hong Kong or other parts of the world;

“Business” means in respect of any Target Group Company, the businesses, operations and undertakings of that Target Group Company as now and to be carried on or before Completion including, inter alia, [the provision of (i) SAAS and information technology services;

“Business Day” means a day on which banks are generally open for business in Hong Kong (other than a Saturday, a Sunday or a public holiday or days on which a typhoon signal No. 8 or black rainstorm signal is hoisted in Hong Kong at 10:00 a.m.);

“Cash” means cash in hand or at banks or in any other authorized financial institutions;

“Cash Consideration” means the initial sum of US$4,500,000 to be paid in cash by the Purchaser upon Completion as partial settlement of the Consideration;

“Companies Ordinance” means the Companies Ordinance (Cap 622 of the Laws of Hong Kong);

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“Completion” means actual completion of the sale and purchase of the Sale Shares in accordance with Clause 10;

“Completion Date” means a date falling within [five (5)] Business Days after the fulfilment of the Conditions Precedent and the date on which Completion takes place;

“Conditions Precedent” means those conditions precedent as set out in Clause 3.1 below;

“Consent(s)” includes any licence, consent, approval, authorization, permission, waiver, order, exemption, qualification, registration, certificate, authority or other approval;

“Consideration” means the consideration payable by the Purchaser to the Vendor or any other person as may be directed by the Vendor for the sale and purchase of the Sale Shares as specified or determined in accordance with Clause 4;

“Directors” means the directors from time to time of the relevant company referred to;

“Encumbrance” means any mortgage, charge (whether fixed or floating), debenture, pledge, lien, option, right of pre-emption, right of retention of title, equity, third party right or any other form of security interest or any obligation (including any conditional obligation) to create any of the same;

“US$” means Unites States Dollars, the lawful currency of USA;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“USA” means the United States of America;

“Intellectual Property Rights” means all intellectual property, including without limitation patents, trade marks, service marks, trade names, logos, designs, registered and unregistered design rights, copyrights and the copyright in all drawings, plans, specifications, designs, computer software, web sites and web pages (including in each case application therefor) in any part of the world and whether or not registered or registrable and all know-how, software programmes, inventions, formulae, trade secrets, data, confidential or secret processes and information, business names and domain names and any similar rights situated in any country and all other similar proprietary rights which may subsist in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and application and rights to apply for such registration; and the benefit (subject to the burden) of any and all Consents in connection with any of the foregoing (including all documents relating thereto), details of the Intellectual Property Rights owned by the Target Group are set out in Appendix B to this Agreement;

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“Inventory” means all stocks, goods and inventory of the Target Group together with any assets, property and rights which any of the Target Group Company owns and which are material for the operation of the Business;

“Liabilities” means any and all liabilities (contingent or otherwise), indebtedness and obligations whether arising at law or in equity or under any warranty, condition, guarantee, indemnity, insurance policy, lease, letter of credit, transaction, commitment, contract (in each case, whether express or implied) or in any other way whatsoever including any and all business liabilities, Taxation liabilities, provisions for Taxation, bad and doubtful debts and indebtedness (including interest, costs and fees), accounts payable, dividends or other distributions payable, depreciation, financial facilities or rights of security or third party rights and all other liabilities howsoever arising;

“Listing Rules” means the Rules Governing the Listing of Securities on the NASDAQ

“Litigations” means all the pending claims, demands, actions, proceedings, defence, counterclaim affecting or involving any Target Group Company;

“Material Adverse Change or Effect” means any change, event, occurrence, state of facts or effect, the consequence of which is to, or could reasonably be expected to materially and adversely affect the financial position, management, business or property, results of operations, legal or financing structure, business prospects or assets or liabilities of any Target Group Company and “Material Adverse Change” or “Material Adverse Effect” shall be construed accordingly;

“Net Tangible Assets” means the consolidated tangible assets of the Target Group less consolidated Liabilities and, for the avoidance of doubt, if the consolidated Liabilities shall exceed the consolidated tangible assets, Net Tangible Assets shall be a negative figure;

“PRC” means the People’s Republic of China;

“RMB” means Renminbi, the lawful currency of the PRC;

“Sale Shares” means the 10,000 Shares to be sold by the Vendor to the Purchaser pursuant to this Agreement representing the entire issued share capital of the Target Company;

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“Subsidiaries” means the subsidiaries of the Target Company, a list of which is set out in Schedule 1;

“Tax” means:

(a)	any form of tax whenever created or imposed and whether of Hong Kong or the PRC or elsewhere, payable to or imposed by any taxation authority and includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, corporation tax, advance corporation tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, developmental land tax, customs, excise and import duties, goods and services tax, ad valorem tax, estate duty, capital duty, stamp duty, payroll tax and other similar liabilities or contributions and any other taxes, levies, duties, charges, imposts, mandatory pension fund contributions or withholdings similar to, corresponding with, or replacing or replaced by any of the foregoing; and

(b)	all charges, interest, penalties and fines, incidental or relating to any taxation falling within (a) above,

and “Taxation” shall have the corresponding meaning;

“Taxation Authority” means the Inland Revenue Department of Hong Kong and/or any other revenue, customs, fiscal governmental, statutory, central, regional, state, provincial, local governmental or municipal authority, body or person, whether of Hong Kong or elsewhere;

“Taxation Claim” includes any assessment, claim, notice, demand, letter, direction, counterclaim or other document issued or action taken by or on behalf of any fiscal, revenue or other authority or official anywhere in the world whereby any Target Group Company is liable or is sought to be made liable to make any payment of increased or further payment of Taxation or is denied or sought to be denied any Taxation Relief;

“Taxation Event” includes any event, act, transaction, omission or occurrence of any nature (whether or not any Target Group Company is a party thereto) including the completion, receipt or accrual of any income or any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance including the failure to make sufficient dividend payments to avoid and apportionment or deemed distribution of income; and reference to any Taxation Event on or before a date shall be deemed to include any combination of two or more Taxation Events the first of which shall have taken place on or before the date;

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“Taxation Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of similar nature granted by, claimed or available in relation to Taxation pursuant to any law or otherwise;

“Tenancies and Licences” means the tenancies and licences of the properties occupied or leased by the Target Group;

“US$” means the United States dollars, the lawful currency of the United States of America;

“Valuation Report” means a valuation report to be prepared by Peak Vision Appraisal and Advisory Limited relating to the business and/or other assets (as the case may be) of the Target Group and in form and substance reasonably satisfactory to the Purchaser;

“Vendor Group” means (i) the Vendor and (ii) any company in which the Vendor or his associates (as defined in the Listing Rules) has controlling interest; and

1.2	Interpretation. In this Agreement unless specifically provided otherwise or the context otherwise requires the following shall apply:

(a)	Companies Ordinance. Words and expressions defined in the Companies Ordinance shall have the same respective meanings.

(b)	Associates. A body corporate shall be deemed to be associated with another body corporate if it is a holding company or a subsidiary of that other body corporate or a subsidiary of a holding company of that body corporate.

(c)	Statutory Provisions. References to statutory provisions shall be deemed to be references to those provisions as amended or re-enacted or as their applications are modified by other provisions from time to time (whether before or after the date hereof) and shall include any provisions of which they are re-enactments (whether with or without modification).

(d)	Law. References to “law” shall be construed so as to include the Basic Law of Hong Kong; any common and customary law; and any constitution, decree, judgment, legislation, code, order, ordinance, regulation, rule, statute, treaty or other legislative measure applicable from time to time, and “lawful” shall be construed accordingly.

(e)	Clauses. References herein to “Clauses” and “Schedules” and “Appendices” are to clauses of and schedules and appendices to this Agreement and the Schedules and Appendices to this Agreement form an integral part of this Agreement.

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(f)	Headings. Clause headings are inserted for convenience only and shall not affect the construction of this Agreement.

(g)	Gender; Number. The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(h)	Losses. References to “losses” include all liabilities (whether actual or contingent), loss, damages, injury, compensation, penalties, fines, costs, disbursements and expenses arising from any claim, demand, action or proceedings.

(i)	Qualified Statements. Any statement qualified by the expression “to the best knowledge and belief of the Vendor” or “so far as the Vendor are aware” or any such similar expression shall be deemed to include an additional statement that it has been made after due investigation and careful enquiry and shall be deemed also to include the knowledge of each Target Group Company.

(j)	Parties. References to the parties are to the parties to this Agreement.

(k)	Successors. The expressions the “Company”, “Purchaser” and “Vendor” include their respective successors in title, permitted assigns and nominees.

(l)	Construction. The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be covered by the general words.

(m)	Breach of Warranties. Reference to a breach of Warranty or Warranties shall be deemed to include such Warranty or Warranties being breached, untrue, inaccurate, incomplete, or unfairly presented or misleading in any respect.

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2.	SALE OF THE SALE SHARES

2.1	Subject to fulfilment of the conditions precedent as set out in Clause 3.1 of this Agreement and the terms and conditions of this Agreement and for the consideration in the sum of US$4,500,000 (subject to adjustment) after taking into account the reference to the valuation of the Target Group as shown in the Valuation Report, the Vendor shall sell as legal and beneficial owner the Sale Shares free from any Encumbrances, equities, claims and adverse interests whatsoever, and together with all rights now and hereafter attaching or accruing to them (including the right to receive all dividends and distributions declared, made or paid in respect of the Sale Shares on or after the date of this Agreement) and the Purchaser, relying on the Warranties, shall purchase (or procure such subsidiary as it may designate to purchase) the Sale Shares on Completion.

3.	CONDITIONS PRECEDENT

3.1	Conditions Precedent. Completion shall be subject to and conditional upon the satisfaction in full or (at the sole and absolute discretion of the Purchaser) the waiver of the following conditions:-

(i)	the Board of WeTrade Group shall have approved the terms of this Agreement and the transactions contemplated hereunder;

(ii)	the Consents from the majority shareholders of Vendor;

(iii)	the Valuation Report in such form and substance acceptable to the Purchaser shall have been delivered to the Purchaser to its absolute satisfaction;

(iv)	net off of the intercompany balances between WeTrade Group Inc, Utour Pte Ltd and Target Company;

(v)	it has not come to the attention of the Purchaser that any Material Adverse Changes or Effect has occurred prior to the Completion Date or are likely to occur whether before the Completion Date.

4.	CONSIDERATION

4.1	Subject to Clause 5 below, the Consideration payable by the Purchaser for the Sale Shares shall be US$4,500,000 (subject to adjustment) after taking into account the reference to the valuation of the Target Group as shown in the Valuation Report, which shall be satisfied in the following manner:

(i)	an total sum of US$4,500,000, being the Cash Consideration, shall be paid in cash upon Completion; and

4.3	The Vendor hereby agrees that the performance in accordance with Clause 4.1 shall be deemed to be a full, complete and final discharge of the payment obligations of the Purchaser for the Sale Shares hereunder.

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5.	DUE DILIGENCE

The Purchaser shall be entitled (but not obliged) to carry out a due diligence review and investigation on each member of the Target Group including without limitation to their its assets, liabilities, contracts, commitments and business and financial and legal aspects (“Due Diligence Review”). In order to facilitate the Due Diligence Review, the Vendor shall, and shall procure the Target Company to use its reasonable endeavours to, upon reasonable notice, procure that the Purchaser and/or any persons authorised by any of them shall be given such information, data and documents relating to the members of the Target Group and within business hours, such access to the premises and all books, title deeds, records, accounts and other documentation of each member of the Target Group as the Purchaser and/or its authorised persons may reasonably request.

6.	REPRESENTATIONS, UNDERTAKINGS AND INDEMNITIES

6.1	Warranties. The Vendor hereby unconditionally and irrevocably represents and warrants to the Purchaser that:

(a)	each of the Warranties is now and will at all times be true, complete, accurate and fairly presented in all respects and shall remain in full force and effect notwithstanding Completion;

(b)	the Purchaser is entering into this Agreement in reliance upon such Warranties and the information disclosed in the Accounts; and

(c)	no information relating to the Target Group of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion.

6.2	No Waiver. The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by the Purchaser terminating, or failing to terminate, this Agreement or any other event or matter whatsoever except by way of a specific and duly authorised written waiver or release by the Purchaser.

6.3	Undertakings. The Vendor hereby unconditionally and irrevocably undertakes to the Purchaser that he shall duly and properly perform his obligations under this Agreement, and the Indemnity Deed and the transactions contemplated thereunder.

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6.4	Indemnity. The Vendor hereby undertakes to indemnify fully and keep indemnified fully the Purchaser (for itself and/or as trustee for the Target Company) at all times from and against:

(a)	all losses or liability suffered by the Purchaser or the Target Group including all and any reduction or diminution in value which the Purchaser may sustain, incur or suffer directly or indirectly as a result of or in connection with any breach of Warranties and the Vendor shall pay to the Purchaser on demand the amount of such losses;

(b)	all losses suffered by the Target Group as a result of or in connection with, at any time before Completion, any creditor making a valid demand for repayment or payment of any Liability of any Target Group Company or in respect of which any Target Group Company is liable prior to its stated maturity which demand can reasonably be expected to have a Material Adverse Change or Effect;

(c)	any losses suffered or incurred by the Purchaser or the Target Group as a result of or in connection with any pending claim, counterclaim, proceeding, investigation, hearing or litigation subsisting on or before Completion to which any Target Group Company is a party (whether as plaintiff or defendant) or any other claim arising in relation thereto whether before or after Completion, or any other causes of actions, facts or circumstances subsisting on or before Completion which give rise to any claim, counterclaim, litigation, proceeding, investigation, hearing or litigation involving any Target Group Company taking place whether before or after Completion;

(d)	any action, costs, charges, losses or claims, proceedings, disciplinary action, damages and expenses made by any third party or regulatory authorities in connection with or arising by reason of any act done, concurred or omitted in or related to the execution of the duty as directors or officers of any Target Group Company before Completion;

(e)	all losses suffered by the Target Group as a result of or in connection with the existing tenancy agreements entered into by the Target Group being avoided by reason of the failure to obtain good and proper legal title in respect of such properties and/or the failure to obtain the relevant consents or approvals in relation to such tenancies; or

(f)	all losses suffered by the Target Group as a result of or in connection with the failure to vest or transfer beneficial interests in the Intellectual Property Rights in relation to the Business in favour of the Target Group.

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7.	TERMINATION BY THE PURCHASER

7.1	Termination Events. If at any time prior to Completion:

(a)	the Vendor commits or has committed any breach of any of his obligations under this Agreement or the transactions contemplated hereunder in any aspect; or

(b)	there is a breach of any of the Warranties in any respect; or

(c)	any petition is presented for the winding up or liquidation of any Target Group Company or such Target Group Company makes any composition or arrangement with its creditors or enters into a scheme of any Target Group Company or a provisional liquidator, receiver or manager is appointed over all or part of the Assets or undertaking of any Target Group Company or anything analogous thereto occurs and such petition or appointment have not been withdrawn within 14 days thereof in respect of any Target Group Company; or

(d)	any Target Group Company commits or has committed any breach of any applicable laws to which the Target Group or any of its Business is subject and which might lead to the suspension or cancellation or revocation or otherwise prejudice the renewal of any Consents given under any applicable laws.

then, in any such case, the Purchaser may at any time prior to the Completion Date in its absolute discretion without any liability on its part, by notice in writing to the Vendor, terminate this Agreement provided that the failure to exercise the right to terminate this Agreement shall not prejudice the right of the Purchaser to take any action against the Vendor for any breach of the Warranties subsequently.

8.	COMPLETION

8.1	Completion. Completion shall take place at the office of the Purchaser on the Completion Date, or at such other place and time as shall be mutually agreed in writing by the Purchaser and the Vendor.

8.2	Documents to be delivered by the Vendor. On or before Completion, the Vendor shall deliver to the Purchaser:

(a)	consent from majority shareholder of WeTrade Group Inc

(b)	consent to net off of intercompany loans and/or liabilities due and owing by the Vendor Group to its member of the Target Group;

(c)	valuation report from independent third party appraisal.

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9.	CONFIDENTIAL ANNOUNCEMENTS

Each of the parties hereto undertakes that prior to Completion and thereafter he or it will not (save as required by law or any applicable rules and regulations of any relevant securities exchange or any supervisory or regulatory authority either of the parties may be subject, make, or permit or authorise the making of any press release or other public statement or disclosure) make any announcement in connection with this Agreement or the transactions contemplated hereunder unless the other party hereto shall have given his or its respective consents to such announcement (which consents may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).

10.	FURTHER ASSURANCE

Each of the parties hereby undertakes to the other that, notwithstanding Completion, he or it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to this Agreement and the transactions hereby contemplated.

11.	WAIVER

No waiver by the Purchaser of any breach by the Vendor of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof and any forbearance or delay by the Purchaser in exercising any of its rights hereunder shall not be construed as a waiver thereof.

12.	NO ASSIGNMENT

The benefit of the Vendor under any provision in this Agreement may not be assigned hereto without the consent of the Purchaser.

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13.	NON-MERGER ON COMPLETION

This Agreement shall notwithstanding Completion remain in full force and effect as regards any of the provisions remaining to be performed or carried into effect and including all undertakings, warranties, representations and indemnities.

14.	TIME OF THE ESSENCE

Time shall be of the essence as regards any time, date or period mentioned in this Agreement and any time, date or period substituted for the same by agreement of the parties or otherwise.

15.	ILLEGALITY AND UNENFORCEABILITY

The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of any other part of this Agreement.

16.	DOCUMENTS CONSTITUTING AGREEMENT

This Agreement, the Indemnity Deed and any documents referred to in this Agreement constitutes the entire agreement between the parties and no variation thereof shall be effective unless made in writing signed by or by the duly authorised representatives of the parties.

17.	COSTS AND EXPENSES

17.1	Costs. Each party shall be responsible for his or its own costs and expenses (including legal fees and transaction costs) in relation to the preparation, execution and performance of this Agreement.

17.2	Stamp Duty. The stamp duty (if any) payable on the transfer of the Sale Shares shall be borne by the parties equally.

18.	EXECUTION AND COUNTERPARTS

This Agreement may be executed in one or more counterparts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be party hereto.

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19.	LAW AND JURISDICTION

19.1	Proper law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The parties irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.

19.2	Non-Exclusive jurisdiction. Nothing in this Agreement shall limit the right of a party to take proceedings against the other party in any other court of competent jurisdiction, nor shall the taking of proceedings by any party in one or more jurisdictions preclude the taking of proceedings by the other in any other jurisdiction, whether concurrently or not.

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SCHEDULE 1

Details of the Target Group Companies

I.     Corporate Structure of the Target Group

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II.     Target Company

Name	WeTrade Information Technology Limited
Registered Number	2870053
Registered Office	Room 18, BLK A, 7/F., Chiap King Industrial Building, 114 King Fuk Street, San Po Kong, Kowloon, Hong Kong
Place of Incorporation	Hong Kong
Date of Incorporation	September 4, 2019
Authorised Share Capital	10,000 shares
Issued and Paid Up Share Capital	10,000 shares

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III.

Name	Yueshang Information Technology (Beijing) Limited
Registered Number	91110111MA01NN1F55
Registered Office	Room 101, Level 1 Building 8, No. 18, Kechuang 10th Street, Beijing Economic and Technological Development Zone People’s Republic of China 100020
Place of Incorporation	China
Date of Incorporation	November 13, 2019
Directors	Wang Jian Shuang
Issued and Paid Up Share Capital	USD 2,000,000

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IV.     WETRADE DIGITAL TECHNOLOGY (BEIJING) LIMITED

Name	WETRADE DIGITAL TECHNOLOGY (BEIJING) LIMITED
Registered Number	91110111MA01YCT27H
Registered Office	北京市密云区大城子镇大城子村甲2号
Place of Establishment	China
Date of Establishment	December 24, 2020
Legal Representative	Wang Jian Shuang
Registered Capital	RMB 1,000,000
Issued and Paid Up Share Capital	RMB 1,000,000

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V.     上海悦商数科技术集团有限公司

Name	上海悦商数科技术集团有限公司
Registered Number	91310000MABXX8NG68
Registered Office	中国（上海）自由贸易试验区临港新片区云汉路979号2楼
Place of Establishment	China
Date of Establishment	September 13, 2022
Legal Representative	Pei Shuo
Registered Capital	RMB 1,000,000
Issued and Paid Up Share Capital	RMB 1,000,000

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VI.     西藏小商科技有限公司

Name	西藏小商科技有限公司
Registered Number	91540000MAB0530A40
Registered Office	青海省格尔木市藏青工业园区A区3号办公楼206室-2号
Place of Establishment	China
Date of Establishment	July 29, 2021
Legal Representative	Pei Shuo
Registered Capital	RMB 1,000,000
Issued and Paid Up Share Capital	RMB 1,000,000

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VII.     悦商科技集团（珠海横琴）有限公司

Name	悦商科技集团（珠海横琴）有限公司
Registered Number	91460000MA5TQB8N33
Registered Office	珠海市横琴新区环岛东路3000号横琴国际商务中心801-815
Place of Establishment	China
Date of Establishment	October 27, 2020
Legal Representative	Li Dao Shan
Registered Capital	RMB 1,000,000
Issued and Paid Up Share Capital	RMB 1,000,000

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SCHEDULE 2

Warranties

In this Schedule, unless the context otherwise requires, each reference to the “Target Company(ies)” shall be construed as a reference to each and every Target Group Company individually and each representation, warranty or undertaking shall be deemed to have been given in respect of each Target Group Company, respectively. References to the Business of the Target Company or the Business of the Target Groups shall be construed as references to the Business of each relevant Target Group Company. The Vendor represents and warrants and undertakes to the Purchaser that all representations and statements of the facts set out in this Schedule 2 or otherwise contained in this Agreement are and will be true and accurate in all respects as at the date hereof and at all times up to and as at Completion.

1.	General Information and Group Structure

1.1	The information in Schedule 1 is true, accurate and complete in all respects.

1.2	The issued capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of the Target Company is free from any Encumbrances and is held together with all rights and entitlements attached thereto. No Subsidiaries has any type or class of securities or other ownership interest in issue which is different from the type or class of securities or other ownership interest held by a relevant Target Group Company (other than as set out in its statutory records). No Target Group Company has agreed to issue or allot any securities or other ownership interest.

1.3	The Subsidiaries as set forth in Schedule 1 comprise all subsidiaries (whether direct or indirect) of the Target Group. No Target Group Company holds 20% or more shareholding interests or voting rights in any other company and no Target Group Company has associated companies.

1.4	The Target Company is not and will not at Completion be the owner or the registered holder of any share or interest in or other security of or directly or indirectly interested in any body corporate, partnership, joint venture or any form of equity wherever incorporated or established except as set out in Schedule 1.

1.5	The Target Company has no investments in any business or securities of any other company (other than investment in other Target Group Companies).

2.	Compliance with Legal Requirements

2.1	The Target Company has duly and properly complied with all filing and registration requirements in respect of corporate or other documents imposed under the relevant laws of the jurisdiction in which it is incorporated.

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2.2	The statutory books and minute books of the Target Company have been properly written up in all respects and compliance has been made with all legal requirements concerning the Target Company and all issues of shares, debentures or other securities thereof and are properly kept in the principal place of business of the Target Company in Hong Kong, where applicable.

2.3	The registers of members/shareholders/directors/mortgages and charges of the Target Company or the equivalent thereof are correct and to the best knowledge of the Vendor, the Target Company has not received any application or request for rectification of its registers of members/shareholders/directors/mortgages and charges and there are no circumstances which might lead to any such application or request for rectification of such register to be made have arisen or occurred.

2.4	(a)	The Target Company has not committed any breach of or failed to observe any applicable laws, rules or regulations to which it is subject nor is being subject to any investigation, enquiry, reprimand or interrogation by any statutory or regulatory body in Hong Kong or elsewhere.

(b)	The Target Company has complied with all applicable laws, rules and regulation in all respects, and the Target Company has obtained and complied with all necessary Consents to which its Business is subject and has complied with all legal or regulatory requirements in relation to any transactions to which it is or has been a party before Completion or in relation to the Business.

(c)	All returns, particulars, resolutions and documents required by the Consents or the Companies Ordinance or any other applicable laws, rules and regulations to be filed with the Registrar of Companies or any other relevant authority in Hong Kong or elsewhere in respect of the Target Company have been duly filed and were correct and accurate in all respects.

(d)	The Target Company has full power, authority and legal right to own its Assets and carry on its Business in the jurisdiction in which it currently carries on, or proposes to carry on its Business.

(e)	The Vendor has full power to enter into this Agreement and the Indemnity Deed and to exercise his rights and perform his obligations thereunder and (where relevant) all actions required to authorise his execution of this Agreement and the Indemnity Deed and the performance of his obligations under this Agreement and the Indemnity Deed have been duly taken and the Agreement and the Indemnity Deed will, when executed, comprise legal, valid and binding obligations on the Vendor enforceable in accordance with their terms.

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(f)	The execution, delivery and performance of this Agreement and the Indemnity Deed and the performance of the obligations by the Vendor thereunder does not and will not violate in any respect any provision of:

(i)	any law of or order, writ, injunction or decree of any court in Hong Kong or any jurisdiction in which the Target Company is incorporated or any part thereof prevailing as at the date of this Agreement and up to and including Completion;

(ii)	any agreement, commitment or other instrument to which the Vendor or the Target Company is a party or by which the Vendor, the Target Company or their respective Assets may be bound or affected;

(iii)	the applicable laws, rules and regulations and documents incorporating and constituting the Target Company prevailing as at the date of this Agreement and up to and including Completion; or

(iv)	any mortgage, contract or other undertaking or instrument to which the Vendor or the Target Company is a party or which is binding, upon them or any of their respective Assets, and does not and will not result in the creation or imposition of any Encumbrance on any of their respective Assets.

(g)	Other than as set out in this Agreement, no filing or registration with or other requirement of any governmental, regulatory or other competent authority in Hong Kong or any jurisdiction is required by the Vendor in relation to the valid execution, delivery or performance of this Agreement and the Indemnity Deed (or to ensure the validity or enforceability thereof) or any other ancillary documents relating thereto.

(h)	The Target Company has not either by itself or vicariously:

(i)	committed any breach of any applicable laws, rules and regulations binding upon it or of any provision of its memorandum or articles of association or bye-laws or of any trust deed, agreement or licence to which it is a party or of any covenant or Encumbrance given by it;

(ii)	entered into any transaction which is still executory and which is or may be unenforceable by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal; or

(iii)	omitted to do anything, required or permitted to be done by it necessary for the protection of its title to or for the enforcement or the preservation of any order or priority of any Assets it owns.

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3.	Shares and Options

3.1	The Vendor is the beneficial owner of the Sale Shares and has the full power to enter into this Agreement and to perform his obligations and the transactions contemplated hereunder, including but not limited to, the sale of the Sale Shares.

3.2	The Vendor has good and sufficient authority to pass good title and to transfer the beneficial ownership and interests in the Sale Shares to the Purchaser under this Agreement.

3.3	The Sale Shares are free from any Encumbrances, equities, claims and adverse interests whatsoever; and will, on the Completion Date, be free from any Encumbrances, equities, claims and adverse interests whatsoever.

3.4	There is no Encumbrance on, over or affecting any part of the unissued capital or loan capital of the Target Company and there is no agreement or commitment to give or create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance which has not been fully waived or satisfied.

3.5	On Completion, the Sale Shares will be transferred to the Purchaser free from Encumbrances, equities, claims and adverse interests whatsoever.

3.6	There is no option, agreement or commitment outstanding which calls for the allotment or issue or gives any person the right to call for the allotment or issue of any shares in or securities or debentures of the Target Company.

4.	Corporate Matters

4.1	The Target Company is duly incorporated or established and validly existing under the laws of its place of incorporation or establishment.

4.2	The minute books of directors’ meetings and of shareholders’ meetings respectively contain substantially full and accurate records of all resolutions passed by the directors and the shareholders respectively of the Target Company and no resolutions have been passed by either the directors or the shareholders of the Target Company which are not recorded in the relevant minute books.

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4.3	All Encumbrances in favour of or created by the Target Company have (if appropriate) been registered in accordance with applicable laws, rules and regulations at the relevant registries and authorities.

4.4	The Target Company has in its possession, custody or control:

(a)	an executed copy of all agreements which are material to the Target Company and to which it is a party; and

(b)	original copies of all other documents which are material to the Target Company and which are owned by it or which ought to be in its possession.

4.5	The Memorandum and articles of association (or equivalent document) of the Target Company provided to the Purchaser are true, accurate and complete copies and no alteration has been or will be made to such document after the date hereof.

5.	Accounts

5.1	The Accounts:

(a)	were prepared in accordance with all applicable laws and with generally accepted accounting principles, standards and practices in the jurisdiction in which the Target Company operates (including all applicable Statements of Standard Accounting Practice) at the time they were prepared and on a consistent basis with the unaudited consolidated financial statements of the Target Group for the period from January 1, 2023 to September 25, 2023 and the financial year ended 2022 (the “Relevant Accounts”);

(b)	are true and fair, correctly make or include full provision for any established Liabilities (including dividends or other distribution) and including without limitation and deductibles relating to the Litigations, make proper and adequate provisions for all third party claims against the Target Company which may not be covered in its insurance policies, make proper and adequate provision for (or contain a note in accordance with good accounting practice respecting) all deferred, disputed or contingent Liabilities (whether liquidated or unliquidated) and all capital commitments of the Target Group as at the Accounts Date and the reserves and provisions (if any) made therein for all Taxation relating to any period on or before the Accounts Date are proper and adequate;

(c)	give and upon delivery will give a true and fair view of the relevant state of affairs and financial and trading positions of the Target Group at the Accounts Date and of the results of the Target Group for the financial period ended on that date;

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(d)	correctly include all the Assets of the Target Group as at the Accounts Date and the rate of depreciation adopted therein is appropriate for each of the fixed assets of the Target Group to be written down to nil by the end of their estimated lives;

(e)	make appropriate write-downs for slow-moving stock and unrecoverable work in progress and redundant and obsolete stock have been wholly written off and the value attributed to the remaining stock did not exceed the lower of cost and net realisable book value as at the Accounts Date;

(f)	contain the same basis of depreciation adopted in respect of fixed assets as those adopted in the previous accounts save as disclosed in the Relevant Accounts;

(g)	are not adversely affected by any unusual, exceptional, extraordinary or non-recurring items which are not disclosed in the Accounts.

5.3	Information as set out in the Accounts is true and correct.

5.4	Since the Accounts Date, no dividend or other distributions of capital has been or is treated as having been declared, paid or made by the Target Company.

5.5	There has been no Material Adverse Change or Effect to the Target Group as a whole or any of the Target Group Companies since the Accounts Date.

5.6	All the Accounts, ledgers and other financial records (including but not limited to statutory and accounting records), of whatsoever kind of the Target Company:

(a)	are and will be in its possession;

(b)	have been and will be properly and accurately kept;

(c)	do not and will not contain any material inaccuracies or discrepancies of any kind;

(d)	give and will upon delivery give a true and fair view of its trading transactions, and its financial, contractual and trading position and of its Assets and Liabilities, debtors and creditors; and

(e)	have been and will be properly kept and maintained in accordance with relevant laws and generally accepted applicable accounting principles applicable.

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6.	Business

6.1	The Target Company carries on its Business intra vires, solely under its corporate name, without infringement of any proprietary right or proprietary interest of any other person, without liability to pay any royalty or similar sum and such Business and activities are not in breach of any law or third party rights in Hong Kong or elsewhere.

6.2	All dividends or distributions (if any) declared, made or paid by the Target Company have been declared, made or paid in accordance with its articles of association or other similar constitutional documents and the applicable laws in the jurisdiction in which the Target Company is incorporated.

6.3	The Target Company has obtained all Consents, (whether granted by public or private authority) necessary to carry on its Business effectively in the manner and in the place in which its Business is now carried on or in the place in which the service of the Target Group is rendered and such Consents, are in full force and effect and their terms are valid and binding. There are no circumstances which might lead to the breach of any of the terms and conditions of any such Consents and nothing has been done by the Target Company which will result in, or will give rise to or which might lead to the suspension, termination, revocation or cancellation of any such Consents, or which might prejudice their continuation, renewal or re-grant nor are there any amendments, alterations or changes to be made or proposed to be made to the Consents.

6.4	In respect of the Business of the Target Company:

(a)	there are requisite corporate powers in respect thereof, all applicable laws in Hong Kong and elsewhere have been complied with and observed, and there has been no breach or contravention of the same;

(b)	the Business and all such Consents may continue to be carried on and held by the Target Company after and notwithstanding Completion;

(c)	the Target Company has not relied on one single supplier in sourcing or purchasing the Assets and the supply of materials to the Target Company or the purchases of the Assets for the normal operations of the Business will not be affected; and

(d)	the carrying on of such Business in no way contravenes or infringes any third party Intellectual Property Rights including but not limited to patents, industrial designs, copyrights and trademarks.

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6.5	The Consents referred to in paragraph 6.4(b) are valid and in force; the Target Company is not in breach of any terms of any such Consent (including breach of any requirement relating to such Consent to make returns or reports or supply information) and there are no circumstances which are known, or would on reasonable enquiry be known, to the Vendor which might invalidate any such Consent or render it liable to forfeiture or modification or (in the case of a renewable Consent) affect its renewal.

6.6	The Target Company has not given any representation, warranty or other term (whether express or implied) in respect of any of its services (except as required under law) and it has no material outstanding Liabilities (including a contingent liability) by virtue of the terms on which the services were sold in respect of any such or services or maintenance or replacement.

6.7	The Target Company has not (except for the purpose of carrying on its Business in the ordinary course and subject to an obligation of confidentiality) disclosed, or agreed to disclose, or authorised the disclosure of, any of its suppliers or customers, trade secrets or confidential information concerning its Business, all of which are fully and properly recorded in writing or other appropriate form and are not incorrect, incomplete or inappropriate in any way.

6.8	The business of the Target Company is managed exclusively by its officers and employees, and no person has authority to bind the Target Company other than its officers and employees acting in the ordinary and ostensible course of their duties.

6.9	All outstanding obligations of the Target Company to any other Target Group Company or any third party have been duly performed and discharged in each case, at no further consideration and with no further liability on the part of the Target Company.

6.10	No power of attorney given by the Target Company is still in force and the Target Company has not granted any power of attorneys in favour of any third party.

6.11	There are no outstanding agreements or other authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the Target Companyor by which any person has been granted any other representative or agency rights or powers.

6.12	Any and all related party transactions has been made with the approval of the board of directors and no undisclosed or unauthorised transaction, commitment, or negotiation has been or will be entered into or agreed to be entered into by or on behalf of the Target Company by any directors or authorised representatives of the Target Company.

6.13	There is not outstanding, and there has not at any time been outstanding, any contract or arrangement to which the Target Company is a party and which the Vendor or his associates or any director of the Target Company or associate of such director is or has been interested in, whether directly or indirectly.

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6.14	There are no legal, administrative, arbitration or other proceedings pending challenging the effectiveness or the validity of the businesses and operations carried on by the Target Group and no such proceedings are threatened.

7.	Financial Matters

7.1	Save as disclosed in the Audited Accounts, there is no amount due from or due to (i) the Vendor Group; (ii) any third party in respect of any loans/debts, or credits due but not paid; (iii) any bank or financial institutions, such that the Target Company shall have any outstanding Bank Loans and Amounts Due To Vendor Group on Completion and any sum to be contributed by or procured to be contributed by the Vendor to give effect to the same and any sum subsequently discovered to be due and owing by any Target Group Company to any of the persons named in (i), (iii) shall, in each case, be non-recourseable against any Target Group Company.

7.2	As at the Completion Date, the Target Company will have Net Tangible Assets of not less than US$4,000,000. The Target Company does not have any outstanding Liabilities which have not been disclosed to the Purchaser.

8.	Taxation

8.1	The Target Company has complied with all relevant legal requirements relating to registration or notification for Taxation purposes in all respects.

8.2	The Target Company has:

(a)	paid all Taxation (if any) due to be paid as at the Completion Date; and

(b)	taken all necessary steps to obtain any repayment of or Taxation Relief available to it.

8.3	All returns, notifications, documents, computations and payments for Taxation purposes which ought to have been made by or in respect of the Target Company in Hong Kong or elsewhere, have been duly made and all such returns, notifications, documents or computations are up to date, correct and on a proper basis and are not the subject of any dispute with the relevant Taxation Authority.

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9.	Litigation

9.1	The Target Company is not a party to any litigation, arbitration or prosecutions or to any other legal or contractual or disciplinary proceedings or hearings or reprimand before any statutory, regulatory or governmental body or to any disputes or to or the subject of any investigation or outstanding claims, complaints and warnings by any authority in the place where the Business of the Target Company is conducted and no litigation, arbitration, prosecution or other legal or contractual disciplinary proceedings or investigations are threatened or pending either by or against the Target Company and there are no facts or circumstances, subsisting which might give rise to any such proceeding, investigation, hearing or to any dispute or to any payment and there are no unfulfilled or unsatisfied judgment or court orders against the Target Company.

10.	Contracts and Commitments

10.1	Since the Accounts Date, the Target Company has carried on its business in the ordinary and normal course and, save as mentioned in or as contemplated by this Agreement, the Target Company has not entered into any transaction or incurred any material Liabilities except in the ordinary course of its day-to-day Business on normal commercial terms and on an arm’s length basis for full value.

10.2	The Target Company is not:

(a)	in default under any agreement or obligation to which it is party or in respect of any other obligations or restrictions binding upon it; or

(b)	liable in respect of any representation or warranty (whether express or implied) which has a Material Adverse Effect.

10.3	There are no outstanding contracts, engagements or liabilities, whether quantified or disputed except as shown in the Accounts or entered into in the ordinary course of the Target Company’s day to day business operations on normal commercial terms.

11.	Intellectual Property

11.1	The Target Company is the sole legal and beneficial owner of the Intellectual Property Rights as listed in Appendix B.

11.2	The Intellectual Property Rights as listed in Appendix B comprise all the Intellectual Property Rights used or required for the purposes of the business of the Target Group, as the case may be, which are material in the context of its or their business and all of the same are valid, in full force and effect, registered (where applicable) in the name of the relevant Target Group Company or the relevant licensor, not subject to renewal or re-registration within three months of the date hereof, and in the sole legal and beneficial ownership of, or the subject of valid licences held by, the relevant Target Group Company.

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12.	Computer Systems and Software

12.1	All software supplied by or used by the Target Company (collectively “Software”) and other information technology (including, without limitation, any hardware, networks, data storage devices, peripherals and equipment) supplied by or used by the Target Company (collectively “Hardware”) are fit in all respects for intended purposes, of satisfactory quality, perform in all respects in accordance with their specifications and user or other manuals or documentation and do not contain any defect or feature which do or may adversely affect their performance or the performance of any other software, hardware or system. The Target Company has not at any time had any dispute with any person relating to the functionality, quality or fitness for purpose of the Software or Hardware relating to their compliance with their specifications or with any warranties given by the Target Company or any other person relating to it.

12.2	The Target Company has taken all reasonable steps to ensure that all Software supplied or used by it is free of any virus and has no grounds for believing that any virus has or will come into contact with such Software.

12.3	The Target Company has security procedure in place to prevent the unauthorised access, amendment or damage to, or use of, its data or data of third parties held on its computer systems or Software by any third party, and no such unauthorised access, amendment, damage or use has taken place.

13.	Insolvency

13.1	No order has been made or resolution passed for the winding up of the Target Company and there is not outstanding:

(a)	any petition or order for the winding up of the Target Company;

(b)	any receivership of the whole or any part of the undertaking or assets of the Target Company;

(c)	any petition or order for the administration of the Target Company; or

(d)	any voluntary arrangement between the Target Company and any of its creditors.

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14.	No Joint Venture

The Target Company is not and has not agreed to become a member of any joint venture, consortium, partnership or other unincorporated association; and it is not and has not agreed to become a party to any agreement or arrangement for sharing commissions or other income.

15.	Miscellaneous

All information given by or on behalf of the Vendor to the Purchaser or its authorised representatives, the Purchaser’s solicitors, accountants or financial adviser, pursuant to, in connection with, or otherwise contained in, this Agreement was when given up-to-date true accurate and complete in all material respects; and there is no fact or matter which may render any such information or documents untrue, inaccurate, incomplete or misleading in any material respects at the date of this Agreement or which might reasonably be expected to influence the Purchaser’s decision to purchase the Sale Shares on the terms of this Agreement. In particular, the Vendor has disclosed all material information or matters relating to the Target Company to the Purchaser or its authorised representatives or the Purchaser’s solicitors, accountants or financial adviser and such information or matters have been set out in the Accounts.

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SCHEDULE 1

The Subsidiaries

Name	Place of Incorporation
WeTrade Information Technology Limited	Hong Kong
微商数科（北京）科技有限公司	The PRC
上海悦商数科技术集团有限公司	The PRC
西藏小商科技有限公司	The PRC
悦商科技集团（珠海横琴）有限公司	The PRC

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IN WITNESS whereof the Vendor and Purchaser has executed this Deed the day and year first above written.

SIGNED, SEALED AND DELIVERED by	)
FOR AND ON BEHALF OF
WETRADE GROUP INC	)
)
in the presence of:	)
)

SIGNED by	)
for and on behalf of
)
)
in the presence of:-)
)

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APPENDIX A

Unaudited Accounts

USD$
Total Assets:
Current Assets	10,733,970
Non-current assets	1,679,775
12,413,745
Total Liabilities:
Current Liabilities	1,218,028
Non-current Liabilities	6,823,171
8,041,200

Net Asset Value (NAV):	4,372,546

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APPENDIX B

List of Intellectual Property Rights owned by the Target Group

(a) Trademarks

Trademark	Class	Registration Number	Effective Period

(b) Patents

Patent	Patent Type	Application number	Date of application	Status

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IN WITNESS WHEREOF the parties have executed this Agreement as a deed on the date first above written.

THE VENDOR

SIGNED by	)
duly authorised for and on behalf of	)
WETRADE GROUP INC	)
)
)
in the presence of:-)
)
)

THE PURCHASER

SIGNED by	)
duly authorised for and on behalf of	)
)
in the presence of:-)
)
)

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